Exhibit 99.1

CENTRAL EUROPEAN MEDIA ENTERPRISES ANNOUNCES PLAN TO REVIEW STRATEGIC ALTERNATIVES
Hamilton, Bermuda - March 25, 2019 - Central European Media Enterprises Ltd. (“CME” or the “Company”) (NASDAQ/Prague Stock Exchange: CETV) today announced that its Board of Directors, working together with its management team and legal and financial advisors, has commenced a process to explore and evaluate potential strategic alternatives for the Company focused on maximizing shareholder value.

The Board of Directors has formed a Special Committee comprised of independent directors to lead the process of reviewing the various strategic alternatives available. These may include, among other things, the sale of part or all of the Company, a merger with another strategic partner, a recapitalization, or continuing to execute on CME’s long-term business plan. AT&T Inc., CME’s largest shareholder, supports CME’s plan to review strategic alternatives.

John Billock, Chairman of CME, commented: “CME owns a very unique set of assets and has established an unrivalled leadership position in some of Europe’s fastest-growing media markets. After five years of unparalleled growth and impressive deleveraging, the Company has never been in better shape. We strongly believe that now is the right time to conduct this strategic review. The Company continues to successfully execute on its long-term plan and a simultaneous evaluation of other appropriate strategic alternatives presents a complementary path to identify the best way to maximize value for all of CME’s shareholders.”

There can be no assurance that the exploration of any strategic alternatives will result in a transaction. The Company has not set a timetable for this process, and it does not intend to provide updates or additional comments unless it determines that further disclosure is appropriate or necessary.

The Company is being advised by Allen & Company LLC and BofA Merrill Lynch as its financial advisors, and Covington & Burling LLP as its legal advisor.

CME is a media and entertainment company operating leading businesses in five Central and Eastern European markets with an aggregate population of approximately 45 million people. CME's operations broadcast 30 television channels in Bulgaria (bTV, bTV Cinema, bTV Comedy, bTV Action, bTV Lady and Ring), the Czech Republic (Nova, Nova 2, Nova Cinema, Nova Sport 1, Nova Sport 2, Nova International, Nova Action and Nova Gold), Romania (PRO TV, PRO 2, PRO X, PRO GOLD, PRO CINEMA, PRO TV International and PRO TV Chisinau), the Slovak Republic (TV Markíza, Markíza International, Doma and Dajto) and Slovenia (POP TV, Kanal A, Brio, Oto and Kino). CME is traded on the NASDAQ Global Select Market and the Prague Stock Exchange under the ticker symbol “CETV”.

Forward-Looking Statements

This press release contains forward-looking statements. For all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond our control and some of which might not even be anticipated. Forward-looking statements reflect our current views with respect to future events and because our business is subject to such risks and uncertainties, actual results, our strategic plan, our financial position, results of operations and cash flows could differ materially from those described in or contemplated by the forward-looking statements.

For additional information, please visit www.cme.net or contact:

Mark Kobal
Head of Investor Relations
Central European Media Enterprises
+420 242 465 605
mark.kobal@cme.net